Exhibit 5.1

599 LEXINGTON AVENUE

NEW YORK, NY 10022-6069

+1.212.848.4000

October 5, 2021

The Board of Directors

Greenidge Generation Holdings Inc.

590 Plant Road

Dresden, NY 14441

Greenidge Generation Holdings Inc.

Ladies and Gentlemen:

We have acted as counsel to Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to $46,000,000 aggregate principal amount of its Senior Notes due 2026 (the “Notes”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into among the Company and B. Riley Securities, Inc., as representative of the several underwriters named therein. The Notes are to be issued pursuant to an indenture (the “Base Indenture”) substantially in the form filed as an exhibit to the Registration Statement, to be entered into between the Company and Wilmington Savings Fund Society, FSB, as Trustee (the “Trustee”), as supplemented by the first supplemental indenture thereto (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

In that connection, we have reviewed originals or copies of the following documents (the “Opinion Documents”):

(a)	the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, in each case, as amended through the date hereof (the “Governing Documents”),

(b)	the form of Underwriting Agreement,

(c)	the form of Base Indenture,

(d)	the form of First Supplemental Indenture, including forms of global certificates representing the Notes, and

(e)

such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Documents, and in certificates of public officials and officers of the Company.

(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)

That the execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)

That the execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)

That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraphs (f) and (h) above and our opinion below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that when (i) the final terms of the Notes have been duly established, (ii) the Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and (iii) the Notes have been delivered to and paid for by the Underwriters as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the following qualifications:

(a)

Our opinion above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)

Our opinion above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is delivered to you in connection with the filing of the Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) (333-259678).

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ABU DHABI | BEIJING | BRUSSELS | DUBAI | FRANKFURT | HONG KONG | LONDON | MENLO PARK | MILAN | NEW YORK PARIS

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SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE

LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

*DR. SULTAN ALMASOUD & PARTNERS IN ASSOCIATION WITH SHEARMAN & STERLING LLP

Very truly yours,

/s/ Shearman & Sterling LLP

ABU DHABI | BEIJING | BRUSSELS | DUBAI | FRANKFURT | HONG KONG | LONDON | MENLO PARK | MILAN | NEW YORK PARIS | ROME | SAN FRANCISCO | SÃO PAULO | SAUDI ARABIA* | SHANGHAI | SINGAPORE | TOKYO | TORONTO | WASHINGTON, DC

SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

*DR. SULTAN ALMASOUD & PARTNERS IN ASSOCIATION WITH SHEARMAN & STERLING LLP